AGREEMENT



     AGREEMENT, dated as of March 26, 1996, between THE ANSCHUTZ
CORPORATION ('TAC"), a Kansas corporation, and ASCENT ENTERTAINMENT GROUP, INC. ("ASCENT"), a Delaware corporation.

    1.   Recitals.

         (a) Ascent is a subsidiary of COMSAT Corporation ("COMSAT"), and is directly or through its subsidiaries, the owner of the Denver Nuggets National Basketball Association franchise (the "Nuggets") and the Colorado Avalanche National Hockey League franchise (the "Avalanche"), both of which currently play in the McNichols Sports Arena ("McNichols") pursuant to agreements with the City and County of Denver ("Denver") which owns and operates McNichols.

         (b) TAC is an affiliate of Southern Pacific Transportation Corporation ("SPT") and of the owner of the Los Angeles Kings National Hockey League franchise (the "Kings").

         (c) From early 1994 through September 1995, TAC and Ascent, either directly or through their respective affiliates, worked together for the purpose of developing an entertainment complex in downtown Denver which would include an arena in which the Nuggets and Avalanche would play, and a related broadcast facility

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(the "Arena Complex"). On August 9, 1994, TAC and COMSAT entered into a letter agreement (the "Letter") concerning the proposed formation of a 50%/50% joint venture between them for the purpose of developing the Arena Complex, describing the conditions under which the proposed joint venture would be formed, and covering certain related matters, including the proposed purchase from SPT of land for the Arena Complex, certain management arrangements and proposed options for TAC to acquire interests in a National Hockey League team to play in the Arena Complex and in the Denver Nuggets under certain circumstances and subject to certain conditions.

         (d) Prior to the date of the Letter and, notwithstanding their inability to satisfy all of the conditions contained in the Letter, also subsequent to the date of the Letter, TAC and Ascent worked together to transform the concept of an Arena Complex on the SPT land from a mere idea which they had jointly developed to a stage at which the actual development and construction of the Arena Complex on financially viable terms was a real possibility. This was accomplished through several actions, including, but not limited to, (i) forming a limited liability company called "The Denver Arena Company, LLC" (the "LLC") by the filing of Articles of Organization with the Secretary of State of Colorado which did enter into agreements related to the Arena Complex, (ii) negotiating with SPT for the acquisition of an Arena site, (iii) cooperating with SPT in developing an environmental voluntary clean-up plan under Colorado law for the prospective site, (iv) developing and obtaining approval from Denver for a site plan for the Arena Complex in the Platte River Valley District, (v) developing plans and specifications for the construction of the Arena Complex; (vi) ascertaining the probable

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costs of the Arena Complex, working through architects,
contractors and estimators, and developing a preliminary budget, (vi) negotiating and entering into a letter of intent with Pepsi-Cola Company for naming rights and developing a marketing plan for corporate sponsorships, (vii) negotiating and entering into agreements with landowners adjoining the Arena Complex site, (viii) creating a project budget and negotiating with prospective lenders for the Arena Complex, (ix) negotiating with Denver for termination of the existing agreement between Denver and the Nuggets at McNichols and for arrangements applicable to the new proposed Arena, (x) obtaining certain rights, subject to certain obligations, relating to parking, an exhibition site and a pedestrian bridge as set out in an Agreement dated May 25, 1994 among TAC, COMSAT, Elitch Gardens Company and Hensel Phelps Construction Co. (the "Elitch Parking Agreement"), and (xi) taking other actions to facilitate the development, financing and construction of the Arena and its related facilities. All of the goodwill, rights, plans, specifications, drawings, contracts, relationships, approvals, permits, and other work product of every kind generated by the efforts of TAC and Ascent with respect to the Arena, either taken jointly or singly, subject to the related obligations, are referred to herein as the "Arena Assets" and are more fully described on Exhibit A attached hereto.

         (e) In a series of related transactions commencing May 25, 1994 and continuing to the date hereof, TAC and Ascent, either directly or through their respective affiliates, have each acquired 16.5 limited partnership units ("Elitch Units"), collectively 33 units, in Elitch Gardens Company, a limited partnership which owns an amusement park and parking area immediately adjacent to the site planned for the Arena.

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         (f) Ascent now wishes to acquire, and TAC is willing to sell, assign and transfer, all of TAC's right, title and interest in and to the Arena Assets and the Elitch Units, and TAC is willing to assist Ascent in Ascent's development and construction of the Arena Complex. However, in light of the acquisition of the Kings and a related arena development in Los Angeles undertaken by an affiliate of TAC, the parties want to clarify in this Agreement that TAC's future efforts to facilitate the development and construction of the Arena Complex will be solely in exchange for the consideration set forth in this Agreement, and TAC shall not acquire any future ownership interests of any nature in the Arena Assets, the Arena Complex or any rights, interests or assets related thereto.

    2.   Purchase and Sale of Arena Assets; Future Services by TAC.

         (a) For the consideration described herein, TAC hereby agrees to sell, assign and transfer to Ascent, and Ascent agrees to purchase and pay for, all of TAC's right, title and interest in and to the Arena Assets, and TAC hereby agrees to use reasonable efforts for a period of 24 months from the Closing Date (as defined herein) to facilitate the development and construction of the Arena Complex by providing to Ascent such assistance and support as Ascent reasonably requests, in writing and upon reasonable advance notice, based on TAC's involvement prior to the date of this Agreement, to preserve, develop and finalize the Arena Assets.

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         (b) Ascent agrees at Closing to pay and provide to TAC as
consideration for all of TAC's right, title and interest in the Arena Assets and the agreement set forth in Section 2(a), the aggregate of the following:

             (i) $6,600,000 in immediately available funds at the Closing;

             (ii) $5,000,000 by Ascent's executing and delivering at Closing a promissory note in the form attached as Exhibit B, payable to TAC in two installments, without interest until default, as follows:

                  (A) $2,500,000 when and if construction of an arena to accommodate play by the Nuggets and/or the Avalanche is commenced anywhere in the City and County of Denver or the greater Denver metropolitan area, as evidenced by the issuance of a building permit by the applicable governmental entity for all or any portion of such construction; and

                  (B) $2,500,000 when the construction of such arena has been completed, as evidenced by the issuance of a temporary or permanent certificate of occupancy for such arena by the applicable governmental entity, or the performance of a basketball or hockey game in such arena, whichever shall first occur.

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              (iii) An Agreement, in the form attached as Exhibit C, executed by Ascent and delivered to TAC at Closing, obligating Ascent to provide to TAC the ownership of a luxury suite, as and when the arena described in Sections 2(b)(ii)(A) and (B) above is constructed, having no fewer than 12 permanent seats, on the lowest level of such suites constructed in such arena and situated between the blue lines on the hockey playing surface, fully equipped, furnished and maintained to the same standard as the highest priced suites in the arena, excluding corporate sponsors' suites to the extent such suites contain or receive special treatments as a result of their owners' sponsorship of the Arena, free of all construction, acquisition, maintenance and refurbishing costs and annual charges, for a term equal to the greater of the longest term of any other party buying a suite in the Arena or twenty-five years, together with season and playoff tickets for all persons accommodated by the suite for all National Hockey League and National Basketball Association games and other events at the Arena for which any other suite owners receive tickets in connection with their purchase of a suite for the term.

              (iv) An Agreement, in the form attached as Exhibit D, executed by Ascent and delivered to TAC at Closing, in which Ascent assumes and agrees to: (A) pay all obligations and liabilities of Ascent and TAC, and each of them and their affiliates, incurred after the Closing Date in connection with the Arena Assets, (B) pay all obligations of Ascent and its affiliates incurred prior to the Closing Date in connection with the Arena Assets, and
(C) pay those obligations,

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if any, incurred prior to the Closing Date by either Ascent or TAC or their respective affiliates for the benefit of the Arena Complex and which have not been previously paid by either Ascent or TAC or their respective affiliates; and hold harmless and indemnify TAC against any such liabilities. Notwithstanding the foregoing, each party shall bear its own costs as set forth in Section 9 of this Agreement.

    3.   Sale and Purchase of Elitch Units.

         (a) TAC agrees to sell, assign and transfer to Ascent, and Ascent agrees to purchase and pay for 16.5 Elitch Units, subject to (A) a Partner Pledge Agreement made as of May 1, 1995 by TAC in favor of Banque Nationale de Paris, Los Angeles Branch, to secure in part a loan made by such bank to Elitch Gardens Company, and (B) the terms and conditions of the partnership agreement for Elitch Gardens Company governing transfers of limited partner units.

         (b) Ascent shall pay TAC for the Elitch Units the price of $4,125,000 in immediately available funds at Closing.

         (c) Ascent shall pay all obligations and liabilities relating to the Elitch Units, excluding any losses of Elitch Gardens Company which may be allocable for tax purposes for periods prior to March 31, 1996 to the interest of TAC's affiliate in the

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Elitch Units as a limited partner under the terms of the partnership agreement for Elitch Gardens Company, and shall indemnify TAC and hold it harmless from such expenses.

    4. Representations and Warranties of TAC. TAC represents and warrants to Ascent as of the date of this Agreement as follows:

         (a) TAC is a corporation duly organized, validly existing, and in good standing under laws of the State of Kansas, and is duly qualified to carry on its business in the State of Colorado.

         (b) TAC has all requisite power and authority to enter into this Agreement to sell, assign, and transfer its right, title and interest in the Arena Assets and the Elitch Units on the terms contained in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of TAC's governing documents, or any agreement or instrument to which TAC is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to TAC, violation or conflict with which would have a materially adverse effect upon Ascent's ownership or acquisition of the Arena Assets or the Elitch Units, or upon any of the transactions contemplated by this Agreement; provided, however, that the transfer of the Elitch Units is subject to the terms of the limited partnership agreement for Elitch Gardens Company.

         (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action required under TAC's Articles of Incorporation or Bylaws, or under any statute, ruling, law or agreement affecting the business operations of TAC with respect to the Arena Assets or the

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
Elitch Units, or by which TAC is bound, except the terms of the limited partnership agreement for Elitch Gardens Company relating to a transfer of the Elitch Units.

         (d) This Agreement has been duly executed and delivered on behalf of TAC, and at the Closing all documents and instruments required hereunder to be executed and delivered by TAC shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of TAC enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as general principles of equity.

         (e) TAC has paid those obligations incurred prior to the Closing Date by it or its affiliates for the benefit of the Arena Complex.

    5. Representations and Warranties of Ascent. Ascent represents and warrants to TAC as of the date of this Agreement as follows:

         (a) Ascent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in the State of Colorado.

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         (b) Ascent has all requisite power and authority to enter into this Agreement to purchase and acquire the Arena Assets and the Elitch Units on the terms contained in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Ascent's governing documents, or any agreement or instrument to which Ascent is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Ascent, violation or conflict with which would have a materially adverse effect upon Ascent's right to acquire the Arena Assets and the Elitch Units, or upon any of the transactions contemplated by this Agreement; provided, however, that the acquisition of the Elitch Units is subject to the terms of the limited partnership agreement for Elitch Gardens Company.

         (c) The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action required under Ascent's Certificate of Incorporation or Bylaws, or under any statute, ruling, law or agreement affecting the business operations of Ascent, or by which Ascent is bound, except for the terms of the limited partnership agreement for Elitch Gardens Company relating to transfers of Elitch Units.

         (d) This Agreement has been duly executed and delivered on behalf of Ascent, and at the Closing all documents and instruments required hereunder to be executed and delivered by Ascent shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Ascent

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enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as general principles of equity.

    6.   Date of Closing.

         (a) Subject to the conditions stated in this Agreement, the closing (the "Closing") of the transactions contemplated hereby shall take place at 10:00 a.m. on March 26, 1996 (the "Closing Date").

         (b) The Closing shall be held at the offices of Holme Roberts & Owen LLC, 1700 Lincoln, Suite 4100, Denver, Colorado, or at such other place as the parties may agree.

         (c) At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

              (i) TAC shall execute and deliver to Ascent an assignment of TAC's right, title and interest in the Arena Assets and shall cause its affiliate, Anschutz Arena Corporation ("AAC"), to execute and deliver to Ascent, or to such other entity as may be designated by Ascent prior to or at Closing under the provisions of Section 7(b) hereof, an assignment of all of the right, title and interest of AAC in the LLC.

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              (ii) TAC shall execute and deliver to Ascent an assignment of
TAC's right, title and interest in the Elitch Parking Agreement.

              (iii) TAC shall execute and deliver to Ascent an assignment of TAC's right, title and interest in the Elitch Units with an effective date of March 31, 1996.

              (iv) Ascent shall deliver to TAC the consideration to be paid in cash at Closing by wire transfer in immediately available funds to a bank and account designated by TAC.

              (v) Ascent shall execute and deliver to TAC the promissory note in the form attached as Exhibit B.

              (vi) Ascent shall execute and deliver to TAC the Agreement for a suite at the new arena in the form attached as Exhibit C.

              (vii) Ascent shall execute and deliver to TAC the Agreement providing an assumption and indemnification in the form attached as Exhibit D.

              (viii) Ascent shall deliver to TAC an opinion of its outside counsel in form and substance reasonably satisfactory to TAC with respect to the due authorization and enforceability of the promissory note of Ascent referred to above.

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              (ix) Ascent, COMSAT and TAC shall execute and deliver to each other a mutual release in the form attached as Exhibit E.

    7.   Further Assurances; Continuation of LLC; Limitation.

         (a) After the Closing, TAC and Ascent shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, conveyances and documents and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate, or other instrument delivered pursuant hereto, or to consummate the transactions contemplated hereby.

         (b) The parties intend that Ascent's acquisition of the Arena Assets upon Closing will not result in a termination of the LLC by operation of law, and that Ascent shall designate at or prior to the Closing a successor which shall irrevocably succeed to all business, titles, rights and benefits conducted, held or enjoyed by TAC or AAC as a member of the LLC prior to the Closing Date. Ascent may execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, conveyances and documents, and take any action reasonably necessary on behalf of Ascent and TAC or AAC to effect the foregoing, and TAC or AAC agrees to cooperate in such actions by Ascent including by executing, acknowledging and delivering, or causing to be executed, acknowledged and delivered such instruments, conveyances and documents, and taking such other action as Ascent reasonably determines is necessary or advisable to effect the foregoing. Ascent shall prepare, subject to

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TAC's approval, a final income tax return for the LLC for all periods prior to the Closing Date and file same in a timely manner. From and after the Closing Date, TAC or AAC shall have no further rights or obligations with respect to the LLC.

         (c) Except as may be expressly provided herein, TAC makes no representations or warranties with respect to the Arena Assets and Elitch Units to be assigned and conveyed hereunder.

    8. Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute an integral part of this Agreement.

    9. Expenses. All fees, costs and expenses incurred by TAC or Ascent or their respective affiliates in negotiating this Agreement or in consummating the transactions contemplated by this Agreement (excluding out-of-pocket costs incurred by TAC after the Closing Date in providing the assistance contemplated by Section 2(a) above which shall be paid by Ascent) shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

    10. Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be effective upon receipt, and may be personally delivered, sent by registered or certified mail, postage prepaid, addressed as follows, or may be transmitted by facsimile as follows:

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                  If to TAC:

                  The Anschutz Corporation
                  555 17th Street, Suite 3320
                  Denver, Colorado 80202
                  Attn.: Mr. Robert J. Sanderman
                  Facsimile No.: (303) 299-1503

                  With a copy to:

                  Holme Roberts & Owen LLC
                  1700 Lincoln, Suite 4100
                  Denver, Colorado 80203
                  Attn: G. Kevin Conwick, Esq. and
                    Richard G. Wohlgenant, Esq.
                  Facsimile No.: (303) 866-0200

                  If to Ascent:

                  Mr. Charlie Lyons
                  President and Chief Executive Officer
                  Ascent Entertainment Group, Inc.
                  1200 Seventeenth Street, Suite 1000
                  Denver, Colorado 80202
                  Facsimile No.: (303) 446-9111

                  With a copy to:

                  Arthur M. Aaron, Esq.
                  Vice President, Business and Legal Affairs
                  Ascent Entertainment Group, Inc.
                  6560 Rock Spring Drive
                  Bethesda, Maryland 20817
                  Facsimile No.: (301) 214-7084

                  And a copy to:

                  Warren Y. Zeger, Esq.
                  Vice President and General Counsel
                  COMSAT Corporation
                  6560 Rock Spring Drive
                  Bethesda, Maryland 20817
                  Facsimile No.: (301) 214-7128


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Any party may, by written  notice so delivered to the other,  change the address or facsimile number to which delivery shall thereafter be made.

    11. Amendment. This Agreement may not be amended nor any rights hereunder be waived, except by an instrument in writing signed by the party or parties to be charged with such amendment or waiver.

    12. Assignment. Neither party may assign its rights in this Agreement without the prior written consent of the other, except that, prior to the Closing Date, either party, on five days' written notice to the other party, may assign part or all of its rights under this Agreement to a wholly-owned subsidiary without the consent of the other party. No such assignment by any party shall release such party from its obligations hereunder.

    13. Performance by Subsidiaries. Either TAC or Ascent as the primary obligor may cause one or more of its subsidiaries to perform part or all of such party's obligations hereunder; provided, however, that no such substitution of a subsidiary shall release such party from its primary obligations hereunder and such party shall be jointly and severally liable with its subsidiary for the full performance of the obligations contained herein, including, but not limited to, Ascent's obligation to deliver its promissory note, suite agreement and assumption and indemnification described in Section 2(b) hereof, and TAC's obligation to use reasonable efforts to facilitate the development and construction of the Arena Complex as provided herein, and the documents to be delivered hereunder shall so provide and shall so bind the primary obligor.

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    14.  Announcements; Books and Records; Confidentiality.

         (a) TAC and Ascent shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transactions contemplated hereby and, except as required by law or applicable National Association of Securities Dealers ("NASD") by-law or regulation, neither party shall issue any such press release or announcement without the prior written consent of the other party, such consent not to be unreasonably withheld.

         (b) TAC shall, on or promptly after the Closing Date, deliver to Ascent all books, records, documents and information relating primarily to the Arena Assets, including, by way of example and not limitation, contracts to which the LLC is a party, plans, appraisals, architectural and engineering reports, environmental information, financing proposals, maps, surveys, drawings, analyses and other data relating to the Arena Assets and the Elitch Units. TAC may retain copies of such materials to the extent reasonably necessary to permit TAC to perform its obligations hereunder.

         (c) Prior to and after the Closing Date, without the written consent of each party, the parties shall not disclose the existence of or terms of this Agreement to any third party (excluding the parties' attorneys and accountants who have a need to know the terms and conditions of this Agreement) by any means, except (i) as provided in Subsection(a),
(ii) as may

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be required to obtain consent or approval of the transfer of the
Elitch Units, (iii) as may be required for any disclosure to a governmental agency or the public which is required by applicable law, regulation, or stock exchange or NASD by-law, regulation or rule, (iv) by Ascent in connection with obtaining financing or the financial participation of another party to acquire TAC's interest in the Arena Assets or the Elitch Units; or (v) as may be required to comply with a lawful subpoena or other judicial process; provided, that the disclosing party first provides the other party with reasonable notice of the subpoena or other judicial process prior to the disclosure. The restrictions contained in this section shall not apply if either party initiates litigation seeking enforcement of this Agreement or the documents delivered hereunder, or for recovery of damages for breach of this Agreement or such documents.

    15. Headings. The headings of the Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

    16. Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Colorado, excluding conflicts of laws principles and excluding Ascent's promissory note which shall be governed by Maryland law. Ascent hereby consents to venue and jurisdiction in the District Court for the City and County of Denver, State of Colorado, and in the United States District Court for the District of Colorado, in any action commenced to enforce or declare obligations, or recover damages accruing under or with respect to this Agreement.

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    17.  Entire Agreement. This Agreement, when executed by the parties
(including the Exhibits hereto), constitutes the entire understanding between the parties with respect to the subject matter hereof.

    18. Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns; and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

    19. Attorneys' Fees. In any litigation or other proceedings between the parties, or persons claiming under them, resulting from, arising out of, or in connection with, this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable attorneys' and expert witness fees, and other costs of suit incurred by it in connection with such litigation or other proceedings, including such costs, expenses and fees incurred in preparation for the litigation or other proceedings, any appeals, and collection or enforcement of any final judgment entered therein. If a party substantially prevails on some aspects of such litigation or other proceedings but not on others, the court may apportion any award of costs and attorneys' fees in such manner as it deems equitable.

    20. Enforcement and Performance. Every right or duty arising hereunder imposes an obligation of good faith and reasonableness in its enforcement or performance.

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    21.  Survival. The representations, warranties, covenants, agreements and indemnities contained herein and in documents delivered at Closing shall survive the Closing.

    22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original instrument, and all of which together shall constitute one and the same document.

    EXECUTED as of the day and year first above written.

                                       THE ANSCHUTZ CORPORATION, a
                                       Kansas corporation


                                       By:      /s/ Douglas L. Polson
                                       Title:   Vice President


                                       ASCENT ENTERTAINMENT
                                       GROUP, INC., a Delaware corporation


                                       By:     /s/ Charles Lyons
                                       Title:  President

                                 Exhibit A

                        Description of Arena Assets


     All of the goodwill, rights, plans, specifications, drawings, contracts, relationships, approvals, permits and other work product of every kind generated by the efforts and activities of TAC and Ascent, or their respective affiliates, with respect to the Arena, either taken jointly or singly, subject to the related obligations, (the "Arena Assets") including, but not limited to, Arena Assets arising out of the following described efforts and activities:

     1. Securing a naming rights agreement with Pepsi Cola Company generating approximately $30 million over the 20-year term.

     2. Securing an exclusive food and beverage concessionaire agreement with Ogden Entertainment Services generating $11 million in up-front capital, with an estimated $6 million to be used to purchase and install concession equipment.

     3. Facilitating and negotiating an agreement with the Southern Pacific Railroad for the acquisition of an arena site at a fair market value of $20 million.

     4. Facilitating and negotiating with the Southern Pacific Railroad toward their generating an environmental voluntary clean-up plan, submitting an application for approval of the plan, and securing approval from the Colorado Environmental Protection Agency for the plan. These negotiations also resulted in the Southern Pacific Railroad providing a satisfactory indemnity against future environmental liabilities.

     5. Facilitating and negotiating with the Southern Pacific Railroad toward their mitigating the costs associated with the flood plain improvements necessary to construct the arena and ancillary facilities.

     6. Facilitating and negotiating with the City and County of Denver to release the Denver Nuggets from their existing lease at McNichols Sports Arena, a City-owned building, and providing for (i) the development of a new arena in downtown Denver, and (ii) the framework for a sale/leaseback and management agreement for the operation of the new arena.

     7. Creating a concept and master plan for a mixed use fully integrated and complementary development anchored by a 19,000 seat arena.

     8. Preparing and submitting a zoning and PUD application for a total of 54.2 acres net of public roadways that will permit the construction of
(i) an arena of approximately 620,000 square feet, (ii) a production studio/office facility of approximately 150,000 square feet, (iii) a specialty retail and restaurant development of approximately 64,000 square feet, and (iv) a convenience store/gas station of approximately 5,000 square feet.

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
     9. Engaging in extensive and exhaustive negotiations with the various agencies within the City and County government toward securing all planning, permitting and code approvals to permit the construction of the arena.

     10. Performing market research and preparing feasibility documentation for the successful financial operations of a new arena including a complete pro-forma incorporating projections relating the number of events, ticket pricing, sponsorship and advertising revenues, concessions and parking receipts, and all arena operating and financing costs.

     11. Identifying and exploring the most state-of-the-art audio, scoreboard and video replay technology to be incorporated into the arena. Also, conceptualizing the direct connection to the production studio which gives the arena unequaled opportunities to capitalize on the most sophisticated video up-linking capabilities in the industry.

     12. Developing a unique founding partner concept that will maximize arena specific sponsorship opportunities far beyond anything existing today.

     13. Negotiating and securing a shared parking agreement with Elitch Gardens to provide for direct arena access from an additional 2,200 parking spaces which could generate as much as $2 million in incremental parking revenues with no additional capital costs or fees.

     14. Developing a concept for and incorporating, as part of the Ogden Concession agreement, an arena club restaurant to be open in conjunction with all arena events and possibly year round which could generate as much as $600,000 in gross revenues.

     15. Generating a financial structure and outlining financial requirements for the arena project and soliciting numerous proposals from lending institutions that will likely lead to the successful placement of more than $80 million in bank loans and/or private placement debt.

     16. Creating a comprehensive financing volume fully documenting and explaining every aspect of the project from concept to completion to be utilized throughout the project for planning, structuring, financing and implementation.

     17. Preparing for and executing numerous presentations necessary to the creation of public support and political policy-making which were and are critical to the success of the arena project.

     18. Creating the concept and identifying potential tenants toward the development of a multi-tenant office building in connection with an integrated production facility.

     19. Conceptualized a gondola people-moving system to link the various entertainment facilities currently existing and being developed in the Central Platte Valley.

     20. Providing expertise and financial planning toward the preparation of a project budget and cash flow analysis.

     21. Providing expertise toward securing all contractually obligated income streams for the successful financing of the project.

     22. Preparing a project schedule setting forth the numerous milestones that must be achieved for the successful and timely completion of the arena project.

     23. Recruiting and securing a professional services contract with the HOK Sports Facilities Group, the preeminent sports architectural firm in the world, to provide the design and construction oversight for the arena.

     24. Recruiting and securing the M.A. Mortenson Company, a premier general contracting firm, to provide for the construction of the arena on a Guaranteed Maximum Price, management fee basis.

     25. Conceptualizing and preparing a comprehensive and fully integrated marketing plan toward pre-selling 84 luxury suites, 1854 club seats, securing founding partners and coordinating ticket campaigns, special events and merchandizing efforts all aimed at maximizing the economic impact of the arena.

     26. Conceptualizing and creating separate arena development and arena operating companies to secure the requisite control over the facility critical to the overall financial success of the arena.

     27. Negotiating agreements with adjacent property owners to facilitate the planning and zoning processes for the arena development.

     28. Proving title and survey documentation necessary for the acquisition of land for the arena site.

     29. Planning and preparing for the zoning of complementary commercial developments on three separate tracts within the broad arena development site.

                                 Exhibit B

                          Form of Promissory Note

                              PROMISSORY NOTE

$5,000,000                                              Dated:  March 26, 1996


     FOR VALUE RECEIVED, ASCENT ENTERTAINMENT GROUP, INC., a Delaware corporation ("Maker"), whose address is 6560 Rock Springs Drive, Bethesda, Maryland 20817, promises to pay to the order of THE ANSCHUTZ CORPORATION, a Kansas corporation ("Payee"), the aggregate principal sum of FIVE MILLION DOLLARS ($5,000,000), without interest except upon default, as follows: (a) the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) when and if construction of an arena to accommodate play by the Colorado Avalanche National Hockey League franchise and the Denver Nuggets National Basketball Association franchise is commenced anywhere in the City and County of Denver or the greater Denver metropolitan area, as evidenced by the issuance of a building permit by the applicable governmental entity for all or any portion of such construction; and (b) the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) when the construction of such arena has been completed, as evidenced by the issuance of a temporary or permanent certificate of occupancy for such arena by the applicable governmental entity, or the performance of a professional basketball or hockey game in such arena, whichever shall first occur, together with interest thereon (if at all) as hereinafter provided.

     All payments of principal and interest (if any) hereunder shall be made in lawful money of the United States of America at Payee's offices at 555 17th Street, Suite 3320, Denver, Colorado 80202, or at such other place as Payee shall have designated to Maker in writing.

     Time is of the essence hereof. In the event of any default in any payment of the principal of this Note when due and payable as hereinabove provided, which default is not cured within two business days after written notice by Payee to Maker, then (a) the whole principal sum of this Note and all other obligations of Maker to holder, direct or indirect, absolute or contingent, now existing or hereafter arising, shall, at the option of the holder of this Note, become immediately due and payable without notice or demand, and whether or not such option has been exercised, the outstanding principal balance of this Note shall thereafter bear interest at such fluctuating rate, adjustable the day of any change in such rate, that is equal to five percent (5.0%) per annum above the annual rate publicly announced or published from time to time by Norwest Bank of Denver, Colorado as its prime rate, from the date of such default until such outstanding principal balance and such accrued interest is paid, and (b) the holder of this Note shall have and may exercise any and all rights and remedies available at law or in equity, including, without limitation, those provided herein.

     It is not intended hereby to charge interest (if applicable) at a rate in excess of the maximum rate of interest that Payee may charge to Maker under applicable usury and other laws, but if, notwithstanding, interest in excess of such rate shall be paid hereunder, the excess shall be retained by the holder of this Note as additional cash collateral for the payment of the indebtedness evidenced hereby, unless such retention is not permitted by law, in which case the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

     If Maker fails to pay any amount due under this Note after written notice from Payee as described above and Payee has to take any action to collect the amount due, including, without limitation, retaining attorneys for collection of this Note, or if any suit or proceeding is brought for the recovery of all or any part of or for protection of the indebtedness, then Maker agrees to pay on demand all reasonable costs and expenses of any such action to collect, suit or proceeding, or any appeal of any such suit or proceeding, incurred by Payee, including, but not limited to, the reasonable fees and disbursements of Payee's attorneys and their staff.

     Maker waives presentment, notice of dishonor, notice of acceleration and protest, and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral (if any) and to the addition or release of any party.

     If any provision in this Note shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality or enforceability of any defective provisions shall not be in any way affected or impaired in any other jurisdiction.

     No delay or failure of the holder of this Note in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of such right or remedy by the holder hereof, and no exercise of any right or remedy shall be deemed a waiver of any other right or remedy that the holder may have.

     All notices to Maker given hereunder shall be in writing and shall be given in the manner set forth in that certain Agreement dated as of March 26, 1996, by and between Maker and Payee.

     At the option of the holder hereof, an action may be brought to enforce this Note in the District Court in and for the City and County of Denver, State of Colorado, in the United States District Court for the District of Colorado or in any other court in which venue and jurisdiction are proper. Maker and all signers or endorsers hereof consent to venue and jurisdiction in the District Court in and for the City and County of Denver, State of Colorado and in the United States District Court for the District of Colorado and to service of process under Sections 13-1-124(1)(a) and 13-1-125, Colorado Revised Statutes as currently in effect, in any action commenced to enforce this Note, and waive any right to jury trial of any claim, cross- claim or counter-claim relating to, arising out of or in connection with this Note.

     This Note is to be governed by and construed according to the laws of the State of Maryland.


                                       ASCENT ENTERTAINMENT GROUP, INC.,
                                       a Delaware corporation

                                       By:
                                      Name:
                                     Title:

                                 Exhibit C

                          Form of Suite Agreement

                          SUITE LICENSE AGREEMENT

          This Suite License Agreement, dated as of this 26th day of March, 1996 ("License Agreement"), is by and between ASCENT ENTERTAINMENT GROUP, INC., a Delaware corporation ("Licensor"), and THE ANSCHUTZ CORPORATION, a Kansas corporation ("Licensee").

1.       RECITALS.

          WHEREAS, Licensor and/or its affiliates are seeking to construct a multipurpose arena in downtown Denver to accommodate play by a National Hockey League team or a National Basketball Association team or both (the "Arena");

          WHEREAS, Licensor and Licensee are parties to an Agreement, dated as of March 26, 1996 (the "Arena Agreement"), pursuant to which Licensor has agreed to purchase certain assets from Licensee related to the development of the Arena;

          WHEREAS, Licensor has agreed in the Arena Agreement to license an executive suite in the Arena to Licensee, at no charge to Licensee, if and when the Arena is constructed; and

          WHEREAS, it is a condition to closing under the Arena Agreement that Licensor and Licensee enter into this License Agreement.

2.       SUITE LICENSE.

          Subject to Section 5, Licensor hereby agrees to license (the "License") an executive suite in the Arena (the "Suite") to Licensee on the terms and conditions set forth below. Licensee shall have an exclusive license to use the Suite, and a non-exclusive license to use the Common Areas. The "Common Areas" are concourse areas that provide access to the Suite and other areas so designated by Licensor.

          The Suite, the precise location of which shall be determined by Licensor prior to the Commencement of the term of the License (as described in Section 3), shall be located on the lowest level of executive suites constructed in the Arena and shall be situated between the blue lines on the hockey playing surface of the Arena.

          The Suite shall be equipped, furnished and maintained in a manner comparable to the highest priced suites in the Arena, excluding corporate sponsors' suites to the extent such suites confer or receive special treatment as a result of their owners' sponsorship of the Arena. The Suite shall have no fewer than 12 seats.

          "Events" mean all professional hockey and basketball games played in the Arena and other Arena events for which any other suite owner receives tickets in connection with its purchase of a suite, except Excluded Activities. "Excluded Activities" are extraordinary events whose organizers require, as a condition of use of the Arena, exclusive use of substantially all of the Suites, which may include, for example, national political conventions. The Suite may be used by others during any Excluded Activities without any restriction, but Licensor shall use reasonable efforts to provide alternative seating at no charge to Licensee as well as accommodations for hospitality in the Arena. Licensor shall clean the Suite and prepare it for Licensee's use after each Excluded Activities event.

3.       TERM; RENEWAL OPTION.

          The term of the License shall commence upon the later of (i) the availability of the Arena for Events or (ii) the availability of the Suite for occupancy, which in no event shall be later than 30 days after the date described in paragraph (i) ("Commencement"). The term of the License shall expire upon the later of (i) the twenty-fifth anniversary of the Commencement of the term or (ii) the last day of the longest term granted to any entity for the lease of a suite in the Arena, or upon the earlier termination of this License Agreement in accordance with its terms.

          Licensee shall have an option to renew this License upon the expiration of the term on such terms and conditions as are then being made available generally by Licensor to licensees of suites in the Arena. Licensor shall provide notice of the applicable terms and conditions and the opportunity to exercise the option to Licensee within the same time periods as are made available generally by Licensor to licensees of suites in the Arena.

4.       LICENSE FEE.

          There shall be no acquisition or license fee or, except as expressly provided for herein, no construction, maintenance, refurbishing or annual fee payable by Licensee in connection with the License.

5.       DEFINITIVE LICENSE AGREEMENT.

          Prior to Commencement of the term of the License, the parties shall, if requested by Licensor or Licensee, enter into a definitive License Agreement (the "Definitive License Agreement"). The Definitive License Agreement shall identify the leased Suite and include the standard terms and conditions of Licensor's then standard form license for the leasing of executive suites, but only to the extent that such terms and conditions are consistent in all material respects with the terms and conditions of this License Agreement. Licensee may substitute a wholly owned subsidiary for itself as a party to the Definitive License Agreement provided that it remains jointly and severally liable with its subsidiary for the full performance of the obligations contained in the Definitive License Agreement. Licensor shall have the right to substitute a party for itself as a party to the Definitive License Agreement, provided that such substituted entity is the owner or long-term lessee of the Arena and assumes the obligations of the Licensor hereunder, and provided further that, in such event, Licensor shall be released from all obligations hereunder.

6.       FURNISHINGS, DECOR AND ALTERATIONS.

          In order to maintain a uniform appearance, Licensee shall not make any additions to or changes or alterations in the interior or exterior of the Suite or the fixtures, furnishings and equipment or the decor of the Suite, except that, with Licensor's prior written consent, Licensee may supply articles of appointment, such as pictures or other wall hangings or plants, provided that no damage is done to the Suite. Anything which is to be attached to the walls, ceiling or floor of the Suite, including pictures, must be approved by Licensor and installed only by Licensor's personnel upon the request of Licensee.

          Except for a nameplate of tasteful design, no signs or other advertising may be placed on the outside of the Suite, nor shall any signs or advertising in the interior of the Suite be visible from the interior of the Arena.

7.       POSSESSION AND USE.

          Licensee's use of the Suite shall be governed by and subject to Licensor's rules and regulations pertaining to executive suites, as published and modified from time to time by Licensor (the "Suite Rules"). Licensee and all of Licensee's guests shall comply with the Suite Rules. Licensor shall provide Licensee with a copy of the Suite Rules prior to November 1 of each year of the term, and when amended from time to time.

          Tickets or passes will be required for entry into the Arena and the Suite (the "Suite Tickets"). Licensee shall receive without charge Suite Tickets for each Event for the number of persons accommodated by the Suite. Licensee shall also have a preferential right to purchase Suite Tickets for other events not coming within the definition of Events, except Excluded Activities, for the number of persons accommodated by the Suite at the price made available to Suite licensees generally. Licensee shall abide by all agreements and restrictions on use and transfer of the Suite Tickets which may be set forth in or referenced by the Suite Rules or the Suite Tickets.

          Licensee shall keep and maintain the Suite in good repair, order and condition, except for normal wear and tear, and shall reimburse Licensor for costs incurred by Licensor to repair any damage caused by Licensee or Licensee's guests to the Suite or the Arena.

          Licensee and Licensee's guests shall abide by the rules of the National Basketball Association, the National Hockey League, and other Event sponsors.

          Licensee and Licensee's guests shall at all times maintain proper decorum while using the Suite.

          Licensee and Licensee's guests shall comply with all laws, ordinances, orders, rules and regulations relating to the use of the Suite, and shall not permit any use or manner of use of the Suite in violation thereof.

          Alcoholic beverages may be present, served or consumed only in accordance with the Suite Rules and applicable laws and regulations.

          Licensee shall not permit any liens or charges to attach to its interest in the Suite and remain so attached for more than 30 days, without removal or bonding over for the protection of Licensor.

8.       SERVICES.

          During the term of the License, Licensor shall provide to the Suite amenities comparable to those provided to the highest priced suites in the Arena, excluding corporate sponsorship suites. Amenities may include: (i) concierge services; (H) during Events, food and beverage catering and in-suite bartending services at rates and on terms established from time to time by Licensor; (iii) light, electricity, water, heat, air conditioning and ventilation during Events and Daily Use; (iv) ordinary repair and maintenance of the interior and exterior of the Suite and Common Areas made necessary by normal wear and tear; (v) dusting, sweeping and cleaning the Suite and Common Areas, and rubbish removal and disposal; and
(vi) security services for the Arena and Common areas.

9.       SPECIAL PARKING.

          At all times during which the Suite is in use by Licensee, Licensee shall have use of six (6) unassigned parking spaces in the area within the parking areas adjacent to the Arena dedicated to suite licensees and their guests. The location and use of such parking spaces shall be subject to the Suite Rules. Admission to the parking areas shall be by permits or passes issued to Licensee.

10.      TRANSFER OF RIGHTS IN LICENSE.

          Except as provided in Section 5, Licensee shall not transfer any interest in the Suite or the License. Any transfer of Suite Tickets, for value, to the same third party for more than five Events during a License Year, or to more than one third party for more than 10 Events during a License Year, shall be deemed a transfer under this Section.

11.      RELEASE OF LIABILITY; INDEMNIFICATION.

          Licensor shall not be liable for any personal injury or damage to or loss of property of Licensee or Licensee's guests in or upon the Suite or the Arena or adjacent grounds or structures resulting from any cause whatsoever, unless due to willful misconduct or gross negligence of Licensor. Licensee shall defend, indemnify and hold Licensor and other
Event sponsors and participants harmless from any liability for damages arising out of personal injury or property, loss or damage due to the act, omission or negligence of Licensee or Licensee's guests arising from use of the Suite or the Arena or adjacent grounds or structures, or the breach of this License or violation of the Suite Rules by Licensee or its guests. Licensee shall maintain the insurance described below.

12.      INSURANCE.

          During the term of the License, Licensee shall maintain with an insurer acceptable to Licensor comprehensive general liability insurance with respect to the Suite in an amount of not less than $1,000,000 bodily injury and property damage combined single limit, which minimum amount may be increased upon notice from Licensor as Licensor may reasonably deem necessary. The policy shall name Licensor as an additional insured. Licensee shall provide a certificate of such insurance to Licensor not later than October 1 of each year of the term, which certificate provides that the coverage will not be cancelled unless 30 days prior notice is given to Licensor and which waives the insurer's rights of subrogation against Licensor.

13.      DEFAULT AND TERMINATION.

          Licensee shall be deemed to be in default under this License Agreement upon the occurrence of any one or more of the following events ("Event of Default"):

              (i) Licensee fails to perform or observe any of its material duties, obligations or covenants under this License Agreement and such failure continues after written notice thereof is given to Licensee. If immediate cure of such failure is not reasonable, Licensee may have a period to cure which may be reasonably necessary under the circumstances, not to exceed 30 days; or

              (ii) Licensee or any of its guests engages in any illegal activity or in any repeated or continued material violation of the Suite Rules.

          In the Event of Default, Licensor may, at its option and with written notice to Licensee, terminate the right of Licensee to use the Suite and all other rights or privileges of Licensee under this License Agreement. If the right of Licensee to use the Suite is terminated, Licensee's liability to Licensor for damages shall survive such termination, and Licensor may reenter, take possession of the Suite, and remove any persons or property by legal action or self-help with the use of reasonable force and without liability for damages. Following reentry or abandonment, Licensor may, at its option, relicense the Suite to another party in accordance with the then existing customary terms and practices of Licensor for the licensing of Suites.

          Licensor shall be entitled to recover from Licensee the cost of reentry and the cost of any clean up, refurbishing, removal of Licensee's property and fixtures, and any other expense occasioned by Licensee's failure to vacate the Suite upon termination and to leave it in the required condition, including attorneys' fees, and court costs.

          The foregoing remedies of Licensor shall not be to the exclusion of any other right or remedy set forth herein or otherwise available to Licensor in law or in equity. No waiver by Licensor of any default or breach by Licensee of its obligations hereunder shall be construed to be a waiver or release of any other or subsequent default or breach by Licensee hereunder, and no failure or delay by owner in the exercise of any remedy provided for herein shall be construed to constitute a forfeiture or waiver thereof or any other right or remedy available to Licensor.

          If Licensor shall default in the performance or observance of any of its obligations hereunder, Licensee shall have such remedies as are set forth herein or are otherwise available in law or in equity, including specific performance.

14.      ARBITRATION.

          Any dispute or claim which arises out of or which relates to this License Agreement, or to the interpretation or breach of this License Agreement, shall be resolved in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association. The venue for any such arbitration shall be Denver, Colorado.

15.      ACCESS BY LICENSOR.

          Licensor and its officers, agents, employees, and representatives, shall have access to the Suite on such occasions and to such extent as Licensor shall in its reasonable discretion deem necessary or appropriate for the proper performance of the duties and obligations required or contemplated to be performed by Licensor or to ensure performance of the duties and obligations required or contemplated to be performed by Licensee under this License. Licensor shall have access to and use of the Suite during Excluded Activities. Licensee shall not change the locks or place any additional locks on, or otherwise restrict or impede Licensor's access to, the Suite or the storage closets and cabinets therein.

16.      DESTRUCTION OF SUITE OR ARENA.

          In the event of any damage or destruction of the Suite caused by the negligence or willful acts or omissions of Licensee, its employees, agents or guests, Licensor shall restore the Suite at Licensee's expense to as good a condition as existed prior to such damage or destruction and this License Agreement shall continue in effect.

          In the event of any damage or destruction of the Suite not caused by the negligence or willful acts or omissions of Licensee, its employees, agents or guests, Licensor shall, at its expense, restore the Suite to as good a condition as existed previously provided Licensor receives insurance proceeds sufficient to pay the costs.

          Notwithstanding the foregoing, if the Arena is significantly damaged or substantially destroyed, and Licensor shall elect not to restore or rebuild the Arena, by written notice to Licensee within 60 days after the date of such damage or destruction, Licensor may terminate this License Agreement. As used in this License Agreement, "substantially destroyed" means the damage or destruction of 25 percent or more of the value of the Arena based upon the replacement cost thereof.

17.      TERMINATION.

          In the event that Licensor does not complete construction of the Arena on the proposed site, or on any other site in the City or County of Denver or in the greater Denver metropolitan area, within ten years from the date hereof, for any reason, Licensor may terminate this License Agreement by written notice to Licensee, and Licensor and Licensee shall have no further rights or obligations hereunder.

18.      MISCELLANEOUS.

          (a) Condition Upon Surrender. Upon the expiration of the term of the License or earlier termination of this License Agreement, Licensee shall surrender possession of the Suite to Licensor in the condition in which originally delivered to Licensee, except for normal wear and tear and damage caused by casualty or force beyond the control of Licensee.

          (b) Mortgage, Pledge, Assignment. Licensor may mortgage, pledge, assign or otherwise encumber the Suite and/or this License Agreement as security for financing the Arena, the Suite or for other purposes of Licensor. In such event, this License Agreement and the rights and interests of Licensee hereunder shall be subordinate thereto. Licensee shall execute any documentation required by such lender to establish such subordination within 10 days after request and hereby appoints Licensor as its attorney-in-fact to execute such documentation in the event Licensee fails to do so; provided that any such mortgagee, pledgee, assignee or the holder of any such lien shall agree to recognize this License and the rights and interests of Licensee hereunder in the event of foreclosure or enforcement if Licensee is not then in default hereunder.

          (c) Nature of Interest. The nature of the interest granted herein to Licensee is a license only. The parties do not intend that this License Agreement create a tenancy, leasehold estate or easement.

          (d) Notices. All notices and communications required or permitted under this License Agreement shall be in writing and any communication or delivery hereunder shall be effective upon receipt, and may be personally delivered, sent by registered or certified mail, postage prepaid, addressed as follows, or may be transmitted by facsimile as follows:

                                    to Licensor:

                                    Mr. Charlie Lyons
                                    President and Chief Executive Officer
                                    Ascent Entertainment Group, Inc.
                                    1200 Seventeenth Street
                                    Suite 1000
                                    Denver, Colorado  80202
                                    Facsimile No.: (303) 446-9111

                                    with a copy to:

                                    Arthur M. Aaron, Esq.
                                    Vice President, Business and Legal Affairs
                                    Ascent Entertainment Group, Inc.
                                    6560 Rock Spring, Drive
                                    Bethesda, Maryland  20817
                                    facsimile No.: (301) 214-7084

                                    and a copy to:

                                    Warren Y. Zeger, Esq.
                                    Vice President and General Counsel
                                    COMSAT Corporation
                                    6560 Rock Spring Drive
                                    Bethesda, Maryland  20817
                                    Facsimile No.:  (301) 214-7128

                                    to Licensee:

                                    The Anschutz Corporation
                                    555 17th Street, Suite 3320
                                    Denver, Colorado  80202
                                    Attn: Mr. Robert J. Sanderman
                                    Facsimile No.: (303) 299-1503

                                    with a copy to:

                                    Holme Roberts & Owen LLC
                                    1700 Lincoln, Suite 4100
                                    Denver, Colorado 80203
                                    Attn:   G. Kevin Conwick, Esq. and
                                            Richard G. Wohlgenant, Esq.
                                    Facsimile No.: (303) 866-0200

Either party may, by written notice so delivered to the other, change the address or facsimile number to which delivery shall thereafter be made.

          (e) Amendment. This License Agreement may not be amended nor any rights hereunder be waived, except by an instrument in writing signed by the party or parties to be charged with such amendment or waiver.

          (f) Assignment. Except as provided below, Licensee may not assign its rights or obligations under this License Agreement, except that it may assign its rights and obligations to a wholly owned subsidiary provided that it remains jointly and severally liable with its subsidiary for the full performance of the obligations contained in this License Agreement.

          (g) Headings. The headings of the Sections of this License Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this License Agreement.

          (h) Governing Law. This License Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado, excluding conflicts of laws principles.

          (i) Entire Agreement. This License Agreement, together with the Arena Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof.

          (j) Parties in Interest. This License Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns; nothing contained in this License Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

          (k) Attorneys' Fees. In any litigation or other proceedings between the parties, or persons claiming under them, resulting from or arising out of or in connection with this License Agreement, or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover all reasonable attorneys' and expert witness fees, and other costs of suit incurred by it in connection with such litigation or other proceedings, including such costs, expenses and fees incurred in preparation for the litigation or other proceedings, any appeals, and collection or enforcement of any final judgment entered therein. If a party substantially prevails on some aspects of such litigation or other proceedings but not on others, the court may apportion any award of costs and attorneys' fees in such manner as it deems equitable.

          (l) Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall constitute an original instrument, and all of which together shall constitute one and the same document.

         EXECUTED as of the day and year first above written.

                             LICENSOR:        ASCENT ENTERTAINMENT
                                              GROUP, INC.


                                          By:
                                          Its:

                             LICENSEE:        THE ANSCHUTZ CORPORATION


                                          By:
                                          Its:

                                 Exhibit D

                   Form of Assumption and Indemnification

                     ASSUMPTION AND INDEMNITY AGREEMENT

     This Assumption and Indemnity Agreement, dated as of this 26th day of March, 1996 ("Assumption Agreement"), is by and between ASCENT
ENTERTAINMENT GROUP, INC., a Delaware corporation ("ASCENT") and THE ANSCHUTZ CORPORATION, a Kansas corporation ("TAC").

                                  Recitals

     WHEREAS, ASCENT and/or its affiliates are seeking to construct a multi-purpose arena in downtown Denver to accommodate play by the Colorado Avalanche National Hockey League franchise and the Denver Nuggets National Basketball Association franchise, and other facilities (the "Arena Complex");

     WHEREAS, ASCENT and TAC are parties to an Agreement, dated as of March 26, 1996 (the "Arena Agreement"), pursuant to which ASCENT has agreed to purchase certain assets from TAC (the "Arena Assets"), and TAC has agreed to provide certain services to ASCENT, in connection with the Arena Complex;

     WHEREAS, ASCENT has agreed in the Arena Agreement to make certain payments to TAC and to indemnify it against certain liabilities;

     WHEREAS, it is a condition to closing under the Arena Agreement that ASCENT and TAC enter into this Assumption and Indemnity Agreement; and

     WHEREAS, any capitalized terms that are not otherwise defined in this Assumption Agreement shall have the meanings assigned to them in the Arena Agreement.

     NOW THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Assumption of Liabilities. ASCENT hereby acknowledges and agrees that it and its affiliates are responsible for all liabilities incurred by ASCENT and its affiliates in connection with the Arena Assets. Ascent assumes and agrees to: (A) pay all obligations and liabilities of Ascent and TAC, and each of them and their affiliates, incurred after the date hereof in connection with the Arena Assets, (B) pay all obligations of Ascent and its affiliates incurred prior to the date hereof in connection with the Arena Assets, and (C) pay those obligations, if any, incurred prior to the date hereof by either Ascent or TAC or their respective affiliates for the benefit of the Arena Assets and which have not been previously paid by either Ascent or TAC or their respective affiliates. TAC acknowledges and agrees that ASCENT does not assume any responsibility for, and is released from any liability for, any obligations incurred by TAC or its affiliates prior to the date hereof, and previously paid by TAC or an affiliate thereof.

     2. Indemnification.

     (a) ASCENT shall indemnify and hold harmless TAC and its affiliates, and any director, officer, employee or agent of TAC or its affiliates, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of any acts or omissions or alleged acts or omissions arising out of such person's activities in connection with the Arena Assets, against any and all loss, cost, liability, damage and expense, including attorneys' fees and related expenses, provided that such acts or omissions occurred in good faith and in furtherance of the interests of ASCENT and TAC in developing the Arena, and provided further that such acts or omissions did not constitute gross negligence or intentional misconduct on such person's part.

     (b) Promptly after receipt of notice of any loss, cost, liability, damage or expense for which a party seeks indemnification hereunder ("Claim"), such party shall give written notice thereof to the indemnifying party, but such notification shall not be a condition to indemnification hereunder except to the extent of actual prejudice to the indemnifying party. The notice shall state the information then available regarding the amount and nature of such Claim. If within 30 days after receiving such notice the indemnifying party gives written notice to the indemnified party stating that it intends to defend against such Claim at its own cost and expense, then defense of such matter, including selection of counsel (subject to the consent of the indemnified party which consent shall not be unreasonably withheld), shall be by the indemnifying party and the indemnified party shall make no payment on such Claim as long as the indemnifying party is conducting a good faith and diligent defense. Notwithstanding the foregoing, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of such Claim with counsel selected by the indemnified party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

     4. Miscellaneous.

     (a) Notices. All notices and communications required or permitted under this Assumption Agreement shall be in writing and any communication or delivery hereunder shall be effective upon receipt, and may be personally delivered, sent by registered or certified mail, postage prepaid, addressed as follows, or may be transmitted by facsimile as follows:

                              to ASCENT:

                              Mr. Charlie Lyons
                              President and Chief Executive Officer
                              Ascent Entertainment Group, Inc.
                              1200 Seventeenth Street
                              Suite 1000
                              Denver, Colorado  80202
                              Facsimile No.:  (303) 446-9111

                              with a copy to:

                              Arthur M. Aaron, Esq.
                              Vice President, Business and Legal Affairs
                              Ascent Entertainment Group, Inc.
                              6560 Rock Spring Drive
                              Bethesda, Maryland 20817
                              Facsimile No.: (301) 214-7084

                              and a copy to:

                              Warren Y. Zeger, Esq.
                              Vice President and General Counsel
                              COMSAT Corporation
                              6560 Rock Spring Drive
                              Bethesda, Maryland 20817
                              Facsimile No.:  (301) 214-7128

                              to TAC:

                              The Anschutz Corporation
                              555 17th Street, Suite 3320
                              Denver, Colorado  80202
                              Attn:  Mr. Robert J. Sanderman
                              Facsimile No.:  (303) 299-1503

                              with a copy to:

                              Holme Roberts & Owen LLC
                              1700 Lincoln, Suite 4100
                              Denver, Colorado 80203
                              Attn:   G. Kevin Conwick, Esq. and
                                      Richard G. Wohlgenant, Esq.
                              Facsimile No.: (303) 866-0200

Either party may, by written notice so delivered to the other, change the address or facsimile number to which delivery shall thereafter be made.

     (b) Amendment. This Assumption Agreement may not be amended nor any rights hereunder be waived, except by an instrument in writing signed by the party or parties to be charged with such amendment or waiver.

     (c) Assignment. Neither party may assign its rights or obligations under this Assignment without the prior written consent of the other party.

     (d) Headings. The headings of the Sections of this Assumption Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Assumption Agreement.

     (e) Governing Law. This Assumption Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado, excluding conflicts of laws principles.

     (f) Entire Agreement. This Assumption Agreement, together with the Arena Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof.

     (g) Parties in Interest. This Assumption Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors and assigns; nothing contained in this Assumption Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

     (h) Counterparts. This Assumption Agreement may be executed in two or more counterparts, each of which shall constitute an original instrument, and all of which together shall constitute one and the same document.


         EXECUTED as of the day and year first above written.

                                    ASCENT: ASCENT ENTERTAINMENT GROUP, INC.

                                By:________________________________

                                Its:________________________________

                                    TAC: THE ANSCHUTZ CORPORATION
                                By:________________________________

                                Its:________________________________

                                 Exhibit E

                           Form of Mutual Release

                               MUTUAL RELEASE

     The Anschutz Corporation ("TAC"), COMSAT Corporation ("COMSAT") and Ascent Entertainment Group, Inc. ("Ascent"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, covenant and agree as follows:

     1. Release by TAC. TAC, on behalf of its affiliates, directors, officers, employees, shareholders, successors and assigns, hereby fully releases and discharges Ascent and COMSAT, their respective affiliates, directors, officers, employees, shareholders, attorneys, successors and assigns, from any and all claims, demands, obligations, actions, liabilities or damages of every kind or nature whatsoever, in law or in equity, whether known or unknown, arising at or prior to the date of this Mutual Release, based upon any act or omission in connection with the Letter, Arena, Arena Assets and Elitch Units, as defined in that certain Agreement dated as of March 26, 1996 between TAC and Ascent relating to a sale and assignment of the Arena Assets and Elitch Units (the "Agreement").

     2. Release by Ascent and COMSAT. Ascent and COMSAT, each on behalf of itself, its affiliates, directors, officers, employees, shareholders, successors and assigns, hereby fully release and discharge TAC, its affiliates, directors, officers, employees, shareholders, attorneys, successors and assigns, from any and all claims, demands, obligations, actions, liabilities or damages of every kind or nature whatsoever, in law or in equity, whether known or unknown, arising at or prior to the date of this Mutual Release, based upon any act or omission in connection with the Letter, Arena, Arena Assets and Elitch Units, as defined in the Agreement.

     3. Agreement and Closing Documents Unaffected. This Mutual Release is not intended to release, nor does it release, TAC, COMSAT and/or Ascent from: (a) either the continuing obligations they owe to each other under the Agreement or the Closing Documents delivered thereunder; or (b) liabilities or claims that arise after the date of this Mutual Release as the result of breach(es) of the Agreement or the Closing Documents delivered thereunder.

     4. No Admission of Liability. It is specifically stated and understood that TAC, COMSAT and Ascent do not hereby admit any liability, one to another, all liability being expressly denied, except for liability under the Agreement and the Closing Documents delivered thereunder that arises after the date of the Mutual Release.

     5. Non-Disparagement. None of the parties hereto shall disparage or discredit the Arena, Arena Assets or Elitch Units as defined in the Agreement or any actions taken by any other party or parties in working together to develop the Arena Complex as defined in the Agreement.

         DATED this 26th day of March, 1996.

                                  THE ANSCHUTZ CORPORATION,
                                  a Kansas Corporation

                                  By:__________________________________
                                  Title:________________________________

                                  COMSAT CORPORATION, a District of
                                  Columbia corporation

                                  By:__________________________________
                                  Title:________________________________

                                  ASCENT ENTERTAINMENT GROUP, INC., a
                                  Delaware corporation

                                  By:__________________________________
                                  Title:________________________________


                                    E-2

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